Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement to be filed on or about August 22, 2023 on Form S-3 of EQT Corporation of our report dated March 29, 2023, with respect to the consolidated financial statements of THQ Appalachia I, LLC, which report appears in the Form 8-K of EQT Corporation dated May 3, 2023, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

August 21, 2023